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1 Becton Drive
Franklin Lakes, NJ 07417
www.bd.com



News Release                                            [BECTON, DICKINSON LOGO]


Contact:
Charles Borgognoni, Corporate Communications - 201-847-6651
Patricia Spinella, Investor Relations - 201-847-5453


                           BD BOARD DECLARES DIVIDEND

Franklin Lakes, NJ (January 28, 2003) -- The Board of Directors of BD (Becton, Dickinson and Company) (NYSE:BDX) has declared a quarterly dividend of 10 cents per common share. The dividend will be payable on March 31, 2003 to holders of record on March 10, 2003. The current indicated annual dividend rate is 40 cents per share.

BD is a medical technology company that serves healthcare institutions, life science researchers, clinical laboratories, industry and the general public. BD manufactures and sells a broad range of medical supplies, devices, laboratory equipment and diagnostic products. For the fiscal year ended September 30, 2002, BD reported total revenues of $4.033 billion.